Exhibit 99.1

KRISPY KREME APPOINTS CHARLES A. BLIXT AS
GENERAL COUNSEL

WINSTON-SALEM, N.C., September 12, 2006 — Krispy Kreme Doughnuts, Inc. (NYSE: KKD) today announced that Charles A. (Chuck) Blixt, an attorney with more than 25 years of experience in corporate law, has been appointed General Counsel on an interim basis.

Mr. Blixt, 55, was most recently Executive Vice President and General Counsel of Reynolds American Inc., a company formed in 2004 by the merger of R.J. Reynolds Tobacco Holdings and Brown & Williamson Tobacco Corporation’s U.S. operations. He negotiated and implemented the merger and then served as Chief Legal Officer of Reynolds American for the past two years.

Before the merger, Mr. Blixt worked for more than 20 years in various legal positions for R.J. Reynolds. From 1995 to 2004, he was Executive Vice President and General Counsel, serving as the company’s Chief Legal Officer and managing all aspects of its legal affairs. Before joining R.J. Reynolds, Mr. Blixt held corporate legal positions at Caterpillar Tractor Company and Fiat-Allis Construction Machinery, and worked as an attorney in private practice in Illinois and Michigan.

“We are pleased that Chuck Blixt is joining Krispy Kreme,” said Daryl Brewster, President and Chief Executive Officer of Krispy Kreme.“As we continue to make progress in turning around the company, we are confident that Chuck’s corporate and legal expertise will contribute to our ongoing efforts to strengthen our business.”

About Krispy Kreme
Founded in 1937 in Winston-Salem, North Carolina, Krispy Kreme is a leading branded retailer and wholesaler of high-quality doughnuts, including its signature Hot Original GlazedTM. There are currently approximately 295 Krispy Kreme factory stores and 90 satellites operating systemwide in the United States of America, Australia, Canada, Hong Kong, Indonesia, Mexico, South Korea and the United Kingdom. Krispy Kreme can be found on the Internet at http://www.krispykreme.com.

Information contained in this press release, other than historical information, should be considered forward-looking. Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Krispy Kreme's operating results, performance or financial condition are the outcome of the pending formal investigation by the United States Securities and Exchange Commission and the investigation by the United States Attorney's Office for the Southern District of New York, the pending shareholder class action, the pending shareholder derivative action, the pending ERISA class action, further actions by the Special Committee, our auditors' ongoing review of our financial statements, actions taken by lenders to the Company and its joint ventures and actions taken by our franchisees, dependence on the ability of our franchisees to execute on their business plans, supply issues, changes in consumer preferences and perceptions, the failure of new products or cost saving initiatives to contribute to financial results in the timeframe or amount currently estimated and numerous other factors discussed in Krispy Kreme's periodic reports and proxy statements filed with the Securities and Exchange Commission.

Contact:
James Golden
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449 ext. 121